October 23, 2001



VIA EDGAR
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: CTS CORPORATION

Ladies and Gentlemen:

     Transmitted herewith for immediate filing with the Securities and Exchange Commission (the "Commission") on behalf of CTS Corporation (the "Company") is a Registration Statement on Form S-3 (the "Registration Statement"), including the exhibits thereto. The Registration Statement relates to 2,000,000 shares of Common Stock (the "Securities") to be offered by the Company through a Direct Stock Purchase Plan.

         The applicable filing fee, in the amount of $8,525 was transmitted by wire transfer to CIK 0000026058 at the Commission's lock box depository at Mellon Bank.

         The Company desires to be in a position as soon as possible to effect offerings of the Securities from time to time as market conditions and other circumstances may warrant. Accordingly, the Company would appreciate very much being informed as soon as possible as to the nature of the review, if any, to which the Registration Statement may be subject.

         The Company may desire to request acceleration of the Registration Statement orally pursuant to Securities Act Rule 461. In this regard, the Company is aware of its obligations under the Securities Act.

         Please call me at (219) 293-7511 with any comments or questions that you may have with respect to the enclosed filing, or if I may be of any further assistance.

                                Very truly yours,
                                 CTS CORPORATION


                               /S/ Richard G. Cutter, III
                             Richard G. Cutter, III
                               Vice President, General Counsel
                             and Assistant Secretary


RGC/dm
Enclosure

    As filed with the Securities and Exchange Commission on October 24, 2001

                            Registration No. ________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 CTS CORPORATION

                                     INDIANA
                            (State of Incorporation)

              3670 (Primary Standard Industrial Identification No.)
             35-0225010 (I.R.S. Employer Classification Code Number)

                            905 WEST BOULEVARD NORTH
                             ELKHART, INDIANA 46514
                                 (219) 293-7511

                          (Principal Executive Offices)

                                JEANNINE M. DAVIS
                     EXECUTIVE VICE PRESIDENT ADMINISTRATION
                                  AND SECRETARY
                                 CTS CORPORATION
                            905 WEST BOULEVARD NORTH
                             ELKHART, INDIANA 46514
                            TELEPHONE: (219) 293-7511
                               (Agent for Service)

                         ------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

If delivery of the prospectus is expected to be made pursuant to Rule 434,please check the following box. / /

                            ------------------------

                         CALCULATION TABLE ON NEXT PAGE

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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                                        3

                         CALCULATION OF REGISTRATION FEE

=================== ============= =========== =========== ==================
    Title of                        Proposed    Proposed
  each class of       Amount to     maximum     maximum
securities to be         be         offering    aggregate     Amount of
  registered         registered    price per    offering    registration
                                    unit(1)     price(1)      fee (1)
------------------ ------------- ----------- ------------ ------------------
------------------ ------------- ----------- ------------ ------------------
 Common Stock
 without par
   value             2,000,000      $17.05    $34,100,000      $8,525
=================  ============= ==========  ============ ==================

(1) Calculated in United States dollars pursuant to rule 457(c), based on the average of the high and low price for the common stock on the New York Stock Exchange Composite Tape for October 22, 2001.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.

WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER AND SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION DATED OCTOBER 24, 2001

                                   PROSPECTUS

                                 CTS CORPORATION

                            905 WEST BOULEVARD NORTH
                             ELKHART, INDIANA 46514
                                 (219) 293-7511

                                    2,000,000

                             SHARES OF COMMON STOCK

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE ___ OF THIS PROSPECTUS.

THIS PROSPECTUS DATED ________________, 2001.

                            ------------------------

                                TABLE OF CONTENTS

The Company...........................................

Plan Summary..........................................

Description of our Direct Stock Purchase Plan.........

Warning about Forward Looking Statements .............

Risks Related to Our Business ........................

Use of Proceeds.......................................

Description of Stock..................................

Where You Can Find More Information...................

Plan of Distribution..................................

Legal Matters.........................................

Experts...............................................

                                   THE COMPANY

CTS is headquartered in Elkhart, Indiana. We design, manufacture, assemble and sell a broad line of passive electronic components and electronic assemblies. Our main customers are worldwide original equipment manufacturers in the computer, automotive and communications businesses. Unless the context otherwise requires, the terms "we," "us" and "our" refer to CTS Corporation.

This Prospectus relates to our Direct Stock Purchase Plan (the "Plan"). The Plan is designed to provide investors with a convenient and economical way to purchase shares of our common stock. Under the Plan, participants may:

o Purchase their first shares of our common stock by making an initial cash investment with as little as $1,000 up to a maximum of $10,000.

o Purchase additional shares of our common stock by making optional cash investments at any time with as little as $500 per payment up to a maximum of $10,000 per month.

o Make optional cash investments in excess of $10,000 per month, but only after submission of a written request for waiver has been made to us and after we have given our written approval, which we may grant or refuse to grant in our sole discretion.

o With respect to waiver transactions, purchase newly issued shares of our common stock at a discount ranging between 0% and 5%, as we may determine from time to time in our sole discretion.

o Elect to automatically reinvest cash dividends on all or a portion of their shares of common stock.

Our common stock is quoted on the New York Stock Exchange under the symbol "CTS." On _____________, the last sale price of a share of our common stock was $_______________.

                                  PLAN SUMMARY

ENROLLMENT. You may enroll in the Plan if you are either an existing shareholder or a person seeking to become a shareholder in our Company. If you are not currently a shareholder, the minimum initial investment is $1,000 and there is a one-time enrollment fee of $10 for your initial purchase of CTS stock.

PLAN ACCOUNT. Shares purchased through the Plan will be held in your account in "book entry" form. You will receive statements of your account after each purchase confirming your transaction. Certificates will only be issued upon your request. There is no fee for the issuance of stock certificates.

SAFEKEEPING. You may send your CTS stock certificates to the Plan Administrator for safekeeping. The Plan Administrator will cancel the certificates, credit your Plan account with the applicable number of shares and treat such shares in like manner as shares purchased through the Plan. There is no fee for the safekeeping of your shares.

DIVIDENDS. You may choose to reinvest the dividends on all or any number of your shares or you may choose to receive cash dividends and enroll in the Plan only for the purpose of making optional cash investments. If you have your dividends reinvested, the stock purchased will be held in your Plan account. The fee for reinvestment of dividends is 5% of the amount reinvested up to a maximum of $3.00 per investment.

OPTIONAL CASH INVESTMENTS. You may make additional purchases of CTS stock through the Plan ("Optional Cash Investments"). Optional Cash Investments must be for a minimum of $500 per payment up to a maximum of $10,000 per month. You may not make Optional Cash Investments in excess of $10,000 per month without obtaining a waiver from us. Optional Cash Investments can be made by mail with checks or money orders or through monthly electronic funds transfers directly from your bank account. The fee for monthly electronic funds transfers is $2.00 per investment and the fee for Optional Cash Investments by mail is $5.00 per investment. The CTS stock purchased will be held in your Plan account.

WAIVER TRANSACTIONS. You must obtain a waiver from us in order to make an investment through the Plan in excess of $10,000 in one month ("Waiver Transaction"). The decision to grant a waiver will be made by us in our sole discretion. We may also decide to apply a discount ranging between 0% and 5% on a Waiver Transaction. The decision to make available a price discount on a Waiver Transaction will be made by us in our sole discretion.

SELLING SHARES IN YOUR ACCOUNT. You may sell shares held in your Plan account by contacting the Plan Administrator. Sales will generally be completed within 5 business days of receipt of your request. The fee is $15 per sale, plus brokerage commissions which are typically $.10 per share. Applicable fees will be deducted from the sale proceeds.

TRANSFERRING SHARES. You may transfer some or all of the shares held in your Plan account to another person without charge. FEES. There are fees associated with the Plan and the services provided by the Plan Administrator. The current fees associated with enrollment and participation in the Plan are summarized in the chart below:

Initial Set-up Fee             $10.00 one-time charge (deducted directly from
                               the initial investment)

Automatic Investment           $2.00 per investment

Investment by Mail             $5.00 per investment

Dividend Reinvestment          5% of the amount reinvested up to a maximum
                               of $3.00

Purchase Commission            historically, $0.05 per share*

Sale Fee                       $15.00 per sale

Sale Commission                historically, $0.10 per share

Returned Funds                 $25.00

 *Brokerage commissions are only applicable if the purchase is made in the open market. In the event newly issued shares are purchased directly from us, there will be no brokerage commissions assigned.


CONTACT  INFORMATION.   EquiServe  Trust  Company,  N.A.  is  the  current  Plan
Administrator. You may contact the Plan Administrator at:

CTS Corporation c/o EquiServe Trust Company N.A.
P.O. Box 43011
Providence, RI 02940-3011
Telephone: 1 (XXX) XXX_XXXX

FORMS.  Forms may be obtained by contacting the Plan Administrator.

BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                  DESCRIPTION OF OUR DIRECT STOCK PURCHASE PLAN


The following questions and answers explain and constitute our Direct Stock Purchase Plan, which we refer to below as "the Plan."

1.    What is the purpose of the Plan?

The Plan is intended to provide investors with a simple, convenient and economical method of purchasing shares of our common stock.

In turn, the Plan provides us with an economical and flexible mechanism to raise equity capital through the sale of our common stock. To the extent shares of common stock are purchased directly from us under the Plan, we will receive proceeds that we will use for our general corporate purposes. We will not, however, receive any proceeds from shares of our common stock that the Plan Administrator may purchase, at our direction, in the open market or in negotiated transactions with third parties.

2.    What are the advantages of participating in the Plan?

Participants in the Plan will enjoy certain benefits:

         You will be able to purchase additional shares of our common stock with as little as $500 per payment and, for waiver transactions, potentially at a discount ranging between 0% and 5%, which will be determined at our sole discretion.

         Your funds will be fully invested because the Plan permits fractions of shares to be credited to your account (although fractional share certificates will not be issued).

         You can be free of cumbersome safekeeping requirements, as our custodial service will safely hold your shares in book-entry form.

         You will have a simple way of making periodic cash investments in our Company, when and as you choose, in order to build your ownership over time and also to utilize dollar-cost-averaging if such technique is part of your general investment strategy.

         You may direct the Plan Administrator to sell or transfer all or a portion of the shares held in your Plan account and therefore find the Plan to be an economical way to liquidate holdings from time to time.

         You will receive statements reflecting all current activity in your Plan account, including purchases, sales and latest balances, which will simplify your record keeping.

3. What are the disadvantages of making investments in CTS Corporation through the Plan?

The Plan may present certain disadvantages to a participant as compared to investing in our Company through a brokerage firm:

         We may, without giving you prior notice, change our determination as to whether the Plan Administrator will purchase shares of common stock directly from us, in the open market or in privately negotiated transactions with third parties.

         You will not know the actual number of shares purchased in any month for your account under the Plan until after the applicable Investment Date.

         Because the purchase price may represent an average of numerous market prices, it may actually exceed the price at which you could have purchased shares in the open market on the Investment Date.

         Sales of shares for participants that have made valid sale elections are made at specified times and in a manner designed not to disrupt the market for our common stock. Accordingly, you may experience delays in the execution of sales of your shares held in the Plan.

         You may not be able to depend on the availability of a discount on shares acquired directly from us under the Plan. While a discount from market prices ranging between 0% and 5% may be established for a particular period, a discount for one period will not ensure the availability of a discount or the same discount in future periods. For any period we may, without giving you prior notice, change or eliminate the discount. Discounts, if any, will only apply to Waiver Transactions.

         Shares held in book entry form by the Plan Administrator may not be pledged. If you desire to pledge shares credited to your Plan account, you must request that the Plan Administrator issue a certificate to you for the number of whole shares you desire to pledge.

         You will not receive interest on funds held by the Plan Administrator pending investment or on funds returned if we suspend or terminate the Plan.

4.       Who will administer the Plan?

The Plan will be administered by EquiServe Trust Company, N.A. or any successor Plan Administrator we designate. The Plan Administrator acts as agent for participants, keeps records of the accounts of participants, sends account statements to participants, and performs other duties relating to the Plan. Shares purchased for each participant under the Plan will be held by the Plan Administrator and will be registered in its name or the name of its nominee unless and until a participant requests that a stock certificate for all or part of such shares be issued, as more fully described in this prospectus. Correspondence with the Plan Administrator should be sent to:

                  CTS Corporation c/o EquiServe Trust Company, N.A.
                  P.O. Box 43011
                  Providence, RI  02940-3011

Plan participants may also contact the Plan Administrator by calling toll free 1
(XXX) XXX-XXXX

5.       Who is eligible to participate in the Plan?

Our existing shareholders, as well as persons seeking to become shareholders in our Company, may participate in the Plan.

The right to participate in the Plan is not transferable to another person. We reserve the right to exclude from participation persons who use the Plan to engage in short-term trading activities that cause aberrations in the trading of our common stock. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible record owners or beneficial owners of our common stock for any reason whatsoever including elimination of practices that are not consistent with the purposes of the Plan. In addition, we reserve the right to treat Optional Cash Investments submitted on forms reflecting participants with the same name, address or social security/taxpayer identification number as a single investment for purposes of determining whether the investment is greater than $10,000 per month.

Participants residing in jurisdictions in which their participation in the Plan would be unlawful will not be eligible to participate in the Plan.

6.       How do I enroll in the Plan?

If you are a record owner (a shareholder whose shares of common stock are registered on our stock transfer books in your name) you may enroll in the Plan by:

- Completing a shareholder authorization form and returning it to the Plan Administrator; or

-        Calling the Plan Administrator at XXX-XXX-XXXX.

If your shares are registered in more than one name, (for example, as joint tenants or trustees) each record owner must sign the shareholder authorization form, exactly as his or her name appears on our stock transfer books. If you are a beneficial owner (a shareholder whose shares are registered on our stock transfer books in a name other than your name, e.g. in the name of a broker, bank, or other nominee), you must either instruct your broker, bank or other nominee to transfer the shares into your name and then enroll directly or make appropriate arrangements with your broker, bank or other nominee to participate in the Plan on your behalf. Note that brokers or nominees who agree to participate in the Plan on your behalf may charge you additional fees in connection with such participation for which you will be solely responsible.

If you do not own shares of CTS stock, you may enroll in the Plan by:

- Completing an initial purchase form and forwarding it, together with a check or money order for a minimum of $1,000 (payable in U.S. funds and drawn against a U.S. bank), to the Plan Administrator; or

- ________ ________ Completing an initial purchase form and authorizing an automatic monthly deduction for a minimum of $500 per transaction from a U.S. bank (in U.S. dollars) for at least two consecutive purchases. The process for authorizing automatic monthly deductions is described below. Note that automatic monthly deductions will continue indefinitely, beyond the initial two purchases, until the investor notifies the Plan Administrator to terminate such deductions.

Initial cash investments in the form of a check or money order should be made payable to "EquiServe - CTS Corporation." All forms of payment must be in U.S. funds and drawn against U.S. banks. Cash and third party checks will not be accepted. A one-time initial investment fee of $10 will be deducted from the initial investment.

The shareholder authorization form and the initial purchase form appoint the Plan Administrator as your agent for the purpose of your participation in the Plan. The forms direct the Plan Administrator to purchase additional full and fractional shares of our common stock on your behalf in accordance with the Plan.

7.       How can I buy additional shares of CTS stock through the Plan?

You may buy additional shares of CTS stock in any one of the following ways:

Dividend Reinvestment.

You may authorize the Plan Administrator to automatically reinvest cash dividends received on all of your shares("Full Dividend Reinvestment"); a certain number of those shares ("Partial Dividend Reinvestment") or none of your shares ("No Dividend Reinvestment"). If you elect Partial Dividend Reinvestment or No Dividend Reinvestment, the Plan Administrator will pay you cash dividends on those shares which are not subject to dividend reinvestment. The fee for dividend reinvestment is 5% of the amount invested up to a maximum of $3.00 per investment.

In order to be effective for a particular dividend payment date, the Plan Administrator must receive your initial request at least three business days prior to the record date for such dividend payment. If the Plan Administrator receives your request less than three business days prior to the record date for a particular dividend payment, participation in the dividend reinvestment portion of the Plan may not commence until the following dividend payment date.

You may change your dividend reinvestment election at any time by contacting the Plan Administrator. Changes in the dividend reinvestment election will be effective for a particular dividend payment date provided the request is received at least three business days prior to the related dividend record date. If a change in the dividend reinvestment election is received less than three business days prior to the related dividend record date, the change may not be effective until the following dividend payment date.

If you return an otherwise properly executed shareholder authorization form or initial purchase form without electing a dividend reinvestment option, you will be enrolled as having selected the Full Dividend Reinvestment option.

Optional Cash Investment.

You may make additional cash investments in the Plan at your option. There is no obligation to make an Optional Cash Investment and the amount of such investments may vary from time to time. Optional Cash Investments may be made through automatic investment or investment by mail as described below. Wire transfers and other forms of payment may also be accepted, but only with the prior approval of the Plan Administrator. All forms of payment must be in U.S. funds and drawn against U.S. banks. If you are not in the United States contact your bank to ensure that it can provide you with a check that clears through a U.S. bank and that it will print the dollar amount in U.S. funds. Cash and third party checks will not be accepted. The minimum Optional Cash Investment is $500 per payment. Purchases in excess of $10,000 in one month will require a written waiver from us.

         Automatic Investment. You may elect to purchase shares of CTS stock by authorizing an automatic monthly withdrawal of a specified dollar amount from your bank account. If you are an interested new investor, an automatic investment application is provided on the reverse side of the initial purchase form. If you are a current Plan participant, contact the Plan Administrator to obtain an automatic monthly investment form. In either event, completed forms should be returned to the Plan Administrator along with a voided blank check (if you wish withdrawals to be taken from a checking account) or deposit slip (if you wish withdrawals to be taken from your savings account). Investors should allow 4 to 6 weeks for the first automatic investment to be initiated. There is an automatic monthly investment fee of $2.00 per investment. In order to change or terminate automatic investment, you must contact the Plan Administrator.

         Investment by Mail. You may authorize the Plan Administrator to purchase additional shares at any time by sending the Plan Administrator a cash investment form and a check or money order made payable to "EquiServe - CTS Corporation." A cash investment form will be attached to your account statement. There is a fee of $5.00 per investment on investments by mail.

In the event that any form of payment is returned unpaid for any reason, the Plan Administrator will consider the request for investment of such funds null and void and shall immediately remove from the participant's account those shares, if any, purchased upon the prior credit of such funds. The Plan Administrator shall then be entitled to sell those shares to satisfy any uncollected amounts. If the net proceeds of the sale of these shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator shall be entitled to sell such additional shares from the participant's account as may be necessary to satisfy the uncollected balance. Any deposit returned unpaid will be subject to a $25 fee which will be deducted from the participant's Plan account.

8.  How may I make purchases in excess of $10,000 in one month through the Plan?

Purchases in excess of $10,000 per month may be made only pursuant to a request for waiver accepted by us. You may ascertain whether we are accepting requests for waiver in any given month, and certain other important information, by calling our Treasury Department at (219) 293-7511 or such other number as we may establish for this purpose from time to time. Participants who wish to make purchases in excess of $10,000 for any Investment Date (as defined below), including those whose proposed purchases have been aggregated so as to exceed $10,000 (as described below), must obtain our prior written approval and a copy of such written approval must accompany the Optional Cash Investment. If requests for waiver are submitted for any Investment Date for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine, in our sole discretion, to be appropriate. Purchases for which a waiver is granted are referred to herein as "Waiver Transactions."

To obtain a request for waiver, you may call our Treasury Department at (219) 293-7511. Once completed, requests for waiver should be faxed directly to our Treasury Department at (219) 294-6151. For additional information, you may call our Treasury Department. We also may make the foregoing information available on the Investor Relations segment of our website at http://www.ctscorp.com or on another website we may establish for this purpose from time to time. The website may also contain a form for submitting a request for waiver via electronic mail.

We have sole discretion to grant any approval for investments in excess of $10,000. In deciding whether to approve a request for waiver, we will consider relevant factors including, but not limited to:

         our need for additional funds,

         the attractiveness of obtaining such additional funds through the sale of our common stock as compared to other sources of funds, the purchase price likely to apply to any sale of common stock, the participant submitting the request,

         the extent and nature of such participant's prior participation in the Plan,

         the number of shares held of record by such participant, and the aggregate amount of Optional Cash Investments in excess of $10,000 for which requests for waiver have been submitted by all participants.


9.       What are the sources of shares purchased under the Plan?

Purchases of shares of our common stock may be made, at our election, either (1) directly from us out of our authorized but unissued shares of common stock or treasury stock, (2) in the open market, or (3) in negotiated transactions with third parties. Note that if shares are purchased in the open market, brokerage commissions may apply. Typically, these commissions are about $.05 per share and such commissions will be figured into the purchase price of the stock. If shares are purchased directly from us, there will be no brokerage commissions assessed.

10.      How is the timing of investments determined under the Plan?

Purchases made with reinvested dividends are generally made on the dividend payment date. Purchases made with Optional Cash Investments are generally made on the applicable Cash Purchase Investment Date as outlined on Schedule A which is attached to this Prospectus. Participants will not be able to instruct the Plan Administrator to purchase shares at a specific time. The applicable Investment Date for Optional Cash Investments will depend on when funds for the purchase of stock are received by the Plan Administrator. Schedule A establishes a Cash Purchase Due Date and Cash Purchase Investment Date for each month. If funds for an Optional Cash Investment are received on or before the Cash Purchase Due Date for a given month, the Cash Purchase Investment Date associated with that Cash Purchase Due Date will be the applicable Investment Date for the purchase. If funds are not received on or before the Cash Purchase Due Date for a given month, the applicable Investment Date will be the Cash Purchase Investment Date for the next following month. No interest will be paid on any funds held pending investment. Optional Cash Investments made through an automatic monthly investment will be withdrawn from your designated bank account on the Cash Purchase Due Date each month and will be used to purchase shares on the associated Cash Purchase Investment Date. Notice of any change or termination of automatic investment must be received by the Plan Administrator at least 7 business days prior to the Cash Purchase Due Date in a given month, in order to be effective for that month's deduction.

Schedule A also defines the Pricing Period for each month which is used to determine the purchase price for Waiver Transactions. The Pricing Period is a period of ten consecutive trading days each month ending on the Cash Purchase Investment Date for that month. Good funds for purchases pursuant to Waiver Transactions must be received by the Plan Administrator on or before the Cash Purchase Due Date for a given month in order for the Pricing Period for that month to apply.

11.  When are shares purchased under the Plan?

Purchases with Reinvested Dividends.

Purchases of common shares directly from us will occur on the dividend payment date. Such shares will be credited to participants' accounts as of the dividend payment date.

Purchases in the open market or in negotiated transactions with third parties will occur on or shortly after the dividend payment date, but not more than 30 days thereafter, except where completion at a later date is necessary or advisable under any applicable securities laws or regulations. Such shares will be credited to participants' accounts after the trade has settled.

Purchases with Optional Cash Investments of $10,000 or less.

Purchases of common shares directly from us will occur on the applicable Investment Date and such shares will be credited to participants' accounts as of that date.

Purchases in the open market or in negotiated transactions with third parties will occur on or shortly after the applicable Investment Date, but not more than 30 days thereafter, except where completion at a later date is necessary or advisable under any applicable securities laws or regulations. Such shares will be credited to participants' accounts after the trade has settled.

The Plan Administrator will return an Optional Cash Investment pursuant to your written request provided that the request is received prior to the applicable Cash Purchase Due Date. Such funds will be returned by check, without interest, as soon as is practicable.

Waiver Transactions.

For Waiver Transactions, the Plan Administrator will only acquire shares of common stock directly from us out of our authorized but unissued shares of common stock or treasury shares. Shares purchased under Waiver Transactions will be posted to participants' accounts as of the applicable Investment Date, determined under Schedule A. Optional Cash Investments made pursuant to Waiver Transactions are not available for return.

12.      How is the price determined for shares acquired through the Plan?

The purchase price will differ depending on the source of the shares purchased and the amount of the investment. Participants will not be able to instruct the Plan Administrator to purchase shares at a specific price.

Purchases with Reinvested Dividends.

The purchase price of shares acquired through the Plan with reinvested dividends will be equal to:

         in the case of shares of our common stock purchased directly from us, the average of the high and low sale prices of our common stock as reported by the New York Stock Exchange on the dividend payment date. If no trading is reported for the dividend payment date, the purchase price will be equal to the average of the high and low sale prices of our common stock as reported by New York Stock Exchange on the trading day immediately prior to the dividend payment date; or in the case of shares purchased in the open market or in privately negotiated transactions, the weighted average price of all shares purchased, including brokerage commissions.

Purchases with Optional Cash Investments of $10,000 or less.

The purchase price of shares acquired through the Plan with Optional Cash Investments of $10,000 or less during any month will be equal to:

         in the case of shares of our common stock purchased directly from us, the average of the high and low sale prices of our common stock as reported by the New York Stock Exchange on the Investment Date. If no trading is reported for that trading day, the purchase price will be equal to the average of the high and low sale prices of our common stock as reported by the New York Stock Exchange on the trading day immediately prior to the Investment Date; or

         in the case of shares purchased in the open market or in privately negotiated transactions, the weighted average price of all shares purchased, including brokerage commissions.

Waiver Transactions.

Threshold Price for Waiver Transactions.

We may establish for any Pricing Period a threshold price applicable to Waiver Transactions. At least three trading days prior to the first day of the applicable Pricing Period, we will determine whether to establish a threshold price and, if a threshold price is established, its amount, and will so notify the Plan Administrator. The Threshold Price Announcement Date for each month is identified on Schedule A. The determination to establish a threshold price shall be made by us in our sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. Participants may ascertain whether a threshold price has been set or waived for any given Pricing Period by calling our Treasury Department.

If established for any Pricing Period, the threshold price will be stated as a dollar amount that the average of the high and low sale prices of our common stock as reported by the New York Stock Exchange, must equal or exceed on each trading day of the relevant Pricing Period. In the event that the threshold price is not satisfied for a trading day in the Pricing Period or there are no trades of our common stock reported by the New York Stock Exchange for a trading day, then that trading day will be excluded from the Pricing Period with respect to Waiver Transactions and all trading prices for that day will be excluded from the determination of the purchase price. For example, if the threshold price is not satisfied for three of the ten trading days in a Pricing Period, then the purchase price for Waiver Transactions will be based upon the remaining seven trading days on which the threshold price was satisfied.

In addition, a pro rata portion of each Optional Cash Investment made pursuant to a Waiver Transaction will be returned for each trading day of a Pricing Period on which the threshold price is not satisfied or for each trading day on which no trades of shares of our common stock are reported on the New York Stock Exchange, as soon as reasonably practical after the Pricing Period, without interest. The returned amount will equal one-tenth of the total amount of the Optional Cash Investment, not just the amount exceeding $10,000, for each trading day that the threshold price is not satisfied or no trades are reported. For example, if in January 2002, the threshold price is not satisfied or no sales are reported for three of the ten trading days in a Pricing Period, 3/10, that is 30%, of such Optional Cash Investment will be returned to the participant without interest.

The establishment of the threshold price and the possible return of a portion of the investment applies only to Optional Cash Investments made pursuant to Waiver Transactions but applies to the entire amount of the Optional Cash Investment, including the first $10,000. Setting a threshold price for a Pricing Period shall not affect the setting of a threshold price for any subsequent Pricing Period. For any particular month, we may waive our right to set a threshold price. Neither we nor the Plan Administrator, will be required to provide any written notice to participants as to the threshold price for any Pricing Period.

Waiver Discounts.

Each month, at least three trading days prior to the first day of the applicable Pricing Period, we may establish a discount from the purchase price applicable to shares purchased under the Plan during that month pursuant to Waiver Transactions (the "Waiver Discount"). The Waiver Discount Announcement Date is specified on Schedule A. The Waiver Discount may range between 0% and 5% and may vary each month. The Waiver Discount may be increased, decreased or eliminated by us in any given month. Participants may obtain the Waiver Discount applicable to the next Pricing Period by telephoning our Treasury Department at (219) 293-7511. Setting a Waiver Discount for a particular month shall not affect the setting of a discount for any subsequent month.

The purchase price for a Waiver Transaction shall be equal to the average of the high and low sale prices of our common stock as reported on the New York Stock Exchange for each of the ten consecutive trading days ending on the last day of the applicable Pricing Period, assuming the threshold price is met on each day, less any discount established by us. For example, if an Optional Cash Investment of $5 million is made pursuant to a Waiver Transaction, the number of shares which could be purchased will be calculated for each day of the Pricing Period by taking a pro rata portion of the total cash investment for each day of the Pricing Period (i.e. $500,000) and dividing it by the average of the high and low sale prices of our common stock as reported on the New York Stock Exchange for that day (assuming the threshold price is met) less the discount. On the last day of the Pricing Period, the total investment amount, $5 million, is divided by the sum of the total number of shares which could have been acquired over the 10 days in order to establish the purchase price.

13.      What limitations and exceptions apply to Optional Cash Investments?

For any Investment Date, Optional Cash Investments may not be less than $500 per payment or more than $10,000 per month, unless a request for waiver has been approved as described above. Optional Cash Investments made by interested investors who are not then shareholders of our Company are subject to a minimum initial investment of $1,000.

Optional Cash Investments of less than the allowable minimum amount and that portion of any Optional Cash Investment that exceeds the allowable monthly maximum amount will be returned, except as noted above, promptly to participants, without interest. Optional Cash Investments submitted by brokerage firms or other nominees on behalf of a participant may be aggregated for purposes of determining whether the $10,000 limit has been exceeded. In addition, we reserve the right to treat Optional Cash Investments submitted on forms reflecting participants with the same name, address or social security/taxpayer identification number as a single investor for purposes of determining whether the $10,000 limit has been exceeded. Please note that dividend funds will not be combined with Optional Cash Investments in determining whether the $10,000 limit has been exceeded.

14.      What if a participant has more than one account in the Plan?

For the purpose of the limitations discussed in this Prospectus, we reserve the right to aggregate all Optional Cash Investments for participants with more than one account using the same name, address or social security/taxpayer identification number. For participants unable to supply a social security or taxpayer identification number, participation may be limited by us to only one Plan account. Also for the purpose of such limitations, all Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event we exercise our right to aggregate investments and the result would be an investment in excess of $10,000 without an approved request for waiver, we will return, without interest, as promptly as practicable, any amounts in excess of the investment limitations.

15. Will certificates be issued to participants for the shares of our common stock purchased under the Plan?

All shares purchased pursuant to the Plan will be held in "book-entry" form through accounts maintained by the Plan Administrator. This serves to protect against the loss, theft or destruction of certificates evidencing shares. Participants may contact the Plan Administrator in order to request a certificate for all or a portion of the shares held in book-entry form. Upon such a request, the Plan Administrator will, within five business days of receipt of the request, issue and deliver certificates for the applicable number of whole shares credited to that participant's account without charge. Certificates will be issued only in the same names as those enrolled in the Plan. In no event will certificates for fractional shares be issued. If a participant requests a certificate for any number of whole shares of our common stock held in his or her account, dividends on those shares will continue to be reinvested or paid to the participant under the Plan in the same manner as prior to the request so long as the shares of common stock remain registered in the participant's name.

16. May a participant deposit with the Plan Administrator certificates for shares that he or she already owns outside the plan?

Yes, if the certificates are unrestricted. Certificates registered in the participant's name that do not bear any legend restricting transfer may be surrendered to the Plan Administrator for deposit in the participant's Plan account in order to protect against loss, theft and destruction. If a participant desires to deposit certificates for shares of our common stock with the Plan Administrator, the participant should send the certificates along with a letter of instruction to the Plan Administrator. The Plan Administrator suggests that participants mail the certificates by registered mail, return receipt requested and insured for 2% of the value of the stock submitted since the participant bears the risk of loss in transit. The certificates should not be endorsed.

17.      Can participants sell shares held under the Plan?

Participants may contact the Plan Administrator in order to request the sale of all or a portion of the shares held in their Plan account. Following receipt of instructions from a participant, the Plan Administrator will sell, through an independent broker or institution, those shares as soon as practicable and will remit a check for the proceeds of such sale, less a service charge of $15 and any applicable taxes.

Shares to be sold will be aggregated by the Plan Administrator and generally will be sold within five business days. The sales price per share will be equal to the weighted average price of all shares sold on the day of the sale, less brokerage commissions (currently $0.10 per share).

Please note that the Plan Administrator is not able to accept instructions to sell shares on a particular date or at a specific price.

18.      Can a participant transfer shares held in the Plan to someone else?

Participants may transfer ownership of all or a portion of the shares held in their Plan accounts. Participants should call the Plan Administrator at 1-XXX-XXX-XXXX for complete transfer instructions.

19. What happens if a participant sells or transfers shares or acquires additional shares?

If a participant has elected to have dividends automatically reinvested in the Plan and subsequently sells or transfers all or any part of the shares registered in his or her name, automatic reinvestment will continue as long as shares are registered in the name of the participant, held for the participant by the Plan Administrator, or until the Plan Administrator processes a participant's request for termination. Similarly, if a participant has elected the "Full Dividend Reinvestment" option under the Plan and subsequently acquires additional shares registered in the participant's name, dividends paid on such shares will automatically be reinvested until the Plan Administrator receives a participant's request to change his or her reinvestment election or to terminate his or her enrollment. If a participant has elected the "Partial Dividend Reinvestment" option and subsequently acquires additional shares, the dividends on the number of shares specified in the participant's most recent instructions will continue to be reinvested. Dividends on the remaining shares will be paid in cash. Participants may change their dividend reinvestment elections by contacting the Plan Administrator.

20.      What reports are sent to participants?

After any activity occurs relating to a participant's Plan account, the participant will be sent a statement of holdings that will provide a record of the costs of the shares of our common stock purchased or the price of the shares sold for that account, the purchase or sale date and the number of shares of common stock then in that account. We recommend that you retain these statements for income tax and general record keeping purposes.

In addition, each participant will be sent our annual report, notice of annual meeting and proxy statement and income tax information for reporting distributions received. All reports and notices from the Plan Administrator will be addressed to the participant's last known address. Participants should notify the Plan Administrator promptly in writing of any change of address.

21.      May a participant terminate his or her participation?

Yes, a participant may terminate his or her participation by contacting the Plan Administrator. In order to terminate participation for a particular dividend payment, the request should be received at least three business days prior to the record date associated with that dividend payment. If the request is received less than three business days prior to the record date associated with that dividend payment, the termination may be postponed until after the dividend paid has been reinvested and shares have been credited to the participant's Plan account. A pending Optional Cash Investment may also delay a participant's request to terminate his or her participation. Once terminated, however, all cash dividends on shares owned by such participant will be sent to the participant.

22.      What happens when a participant terminates an account?

As soon as practicable after notice of termination is received, the Plan Administrator will send to the participant (1) a certificate evidencing all whole shares of our common stock held in the account and (2) a check representing the value of any fractional shares of our common stock held in the account based on the then current market value. After an account is terminated, we will pay all distributions for the terminated account to the participant unless the participant re-elects to participate in the Plan.

When terminating an account, the participant may request that all shares of our common stock, both whole and fractional, held in the Plan account be sold, or that certain of the shares of such common stock be sold and a certificate be issued for the remaining shares. The Plan Administrator will remit to the participant the proceeds of any sale of shares of our common stock, less a $15 service fee. The sale price per share will be equal to the weighted average price of all shares sold on the day of the sale, less brokerage commissions (currently $0.10 per share).

23.      May the Plan Administrator terminate a participant's account?

Yes, if a participant's Plan account balance falls below one full share, the Plan Administrator reserves the right to liquidate the fraction and remit the proceeds, less any applicable fees, to the participant at his or her address of record.

24.      When may a former participant re-elect to participate in the Plan?

Generally, any former participant may re-elect to participate at anytime. However, the Plan Administrator reserves the right to reject a request on the grounds of excessive joining and withdrawing. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

25. What are the federal income tax consequences of participating in the Plan?

The tax consequences resulting from Optional Cash Investments are uncertain. Participants may be treated as having received a distribution from us upon the purchase of shares pursuant to the Plan with an Optional Cash Investment in an amount equal to the excess, if any, of the fair market value of the shares acquired on the Investment Date over the Optional Cash Investment. Any such deemed distribution will be treated as a taxable dividend to the extent attributable to our current or accumulated earnings and profits. To the extent that the amount deemed a distribution from us exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital causing a reduction in the basis of the shares acquired, and the balance will be treated as capital gain recognized on a sale or exchange. The purchased shares will have a tax basis equal to the amount of the Optional Cash Investment plus the amount of the deemed distribution, if any, which is treated as a dividend.

Participants will be treated as having received a distribution from us equal to the fair market value on the Investment Date of the shares, if any, acquired with reinvested dividends pursuant to the Plan. Any such deemed distribution will be treated as a taxable dividend to the extent attributable to our current or accumulated earnings and profits. A participant's tax basis in the dividend shares will equal the fair market value of such shares on the Investment Date.

A participant's holding period for shares acquired pursuant to the Plan will begin on the day shares are credited to his or her Plan account. When a participant receives certificates for whole shares credited to the participant's account under the Plan, the participant will not realize any taxable income. However, a participant that receives a cash adjustment for a fraction of a share will realize a gain or loss with respect to such fraction. A gain or loss also will be realized by the participant whenever whole shares are sold, either pursuant to the participant's request, upon withdrawal from the Plan or after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share and the tax basis of the participant in the shares.

The foregoing is only a summary of the federal income tax consequences of participation in the Plan and does not constitute tax advice. This summary does not reflect every possible outcome that could result from participation in the Plan and, therefore, participants are advised to consult their own tax advisors with respect to the tax consequences applicable to their particular situations.

26. How are the participant's shares of common stock voted at shareholder meetings?

The Plan Administrator will send participants proxy materials, including a proxy card, relating to both the shares for which participants hold physical certificates and the shares held in book-entry form in their Plan accounts. Shares will be voted at shareholder meetings as that participant directs by proxy. Shares of our common stock may also be voted in person at the meeting.

27. What is the responsibility of CTS Corporation and the Plan Administra-tor under the Plan?

Our Company and the Plan Administrator, in administering the Plan, are not liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability:

         with respect to the prices and times at which shares of our common stock are purchased or sold for a participant; or

         with respect to any fluctuation in market value before or after any purchase or sale of shares of our common stock; or

         arising out of any failure to terminate a participant's account upon that participant's death prior to the Plan Administrator's receipt of notice in writing of the death.

Neither our Company nor the Plan Administrator can provide any assurance of a profit, or protect a participant from a loss, on shares of our common stock purchased under the Plan. These limitations of liability do not affect any liabilities arising under the federal securities laws, including the Securities Act.

The Plan Administrator may resign as Plan Administrator of the Plan at any time, in which case we will appoint a successor plan administrator. In addition, we may replace the Plan Administrator with a successor plan administrator at any time.

28. What happens if we make a distribution of shares of common stock or split our shares?

If there is a distribution payable in shares of our common stock or a common stock split, the Plan Administrator will receive and credit to the participant's Plan account the applicable number of whole and/or fractional shares of common stock based on the number of shares of common stock held in the participant's Plan account. If we effect a reverse stock split, the number of shares held in each participant's Plan account will be proportionately reduced.

29.      What happens if we have a rights offering?

If we have a rights offering in which separately tradable and exercisable rights are issued to registered holders of shares of our common stock, we will transfer the rights attributable to whole shares of our common stock held in a participant's Plan account to the Plan participant as promptly as practicable after the rights are issued.

30. May a participant pledge shares of common stock held in his or her Plan account?

A participant may not pledge shares of our common stock held in his or her Plan account, and any such purported pledge will be void. A participant who wishes to pledge shares of our common stock must request that a certificate for those shares first be issued in the participant's name.

31.      May we suspend or terminate the Plan?

While we presently expect to continue the Plan indefinitely, we may suspend or terminate the Plan at any time. If we suspend or terminate the Plan, all funds held by us for investment will be returned without interest. We also reserve the right to modify, suspend, terminate or refuse participation in the Plan to any person at any time.

32.      May we amend the Plan?

We may amend or supplement the Plan at any time. Any amendment or supplement will only be effective upon mailing appropriate written notice at least 30 days prior to the effective date thereof to each participant. Written notice is not required when an amendment or supplement is necessary or appropriate to comply with the rules or policies of the Securities and Exchange Commission, the Internal Revenue Service or other regulatory authority or law, or when an amendment or supplement does not materially affect the rights of participants. The amendment or supplement will be deemed to be accepted by a participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of a participant's Plan account. Any amendment may include an appointment by us of a successor administrator for the Plan, in which event we are authorized to pay that successor for the account of the participant all distributions and distributions payable on shares of our common stock held by the participant for application by that successor as provided in the Plan.

33.      What happens if we terminate the Plan?

If the Plan is terminated, each participant will receive (1) a certificate for all whole shares of our common stock held in the participant's Plan account and
(2) a check representing the value of any fractional shares of our common stock held in the participant's Plan account based on the then current market value and any uninvested distributions held in the account.

34.      Who interprets and regulates the Plan?

We are authorized to issue such interpretations, adopt such regulations and take such action as we may deem reasonably necessary to effectuate the Plan. Any action we or the Plan Administrator take to effectuate the Plan in the good faith exercise of our judgment will be binding on participants.

                                   SCHEDULE A
                  IMPORTANT DATES FOR OPTIONAL CASH INVESTMENTS

                                   (2001-2003)



 Threshold Price                       Pricing Period
and Waiver Discount   Cash Purchase     Commencement        Cash Purchase
Announcement Date       Due Date           Date            Investment Date
-----------------       --------           ----            ---------------

11/13/01               11/15/01           11/16/01            11/30/01
12/07/01               12/11/01           12/12/01            12/26/01
01/08/02               01/10/02           01/11/02            01/25/02
02/06/02               02/08/02           02/11/02            02/25/02
03/07/02               03/11/02           03/12/02            03/25/02
04/09/02               04/11/02           04/12/02            04/25/02
05/09/02               05/13/02           05/14/02            05/28/02
06/07/02               06/11/02           06/12/02            06/25/02
07/09/02               07/11/02           07/12/02            07/25/02
08/08/02               08/12/02           08/13/02            08/26/02
09/09/02               09/11/02           09/12/02            09/25/02
10/09/02               10/11/02           10/14/02            10/25/02
11/07/02               11/11/02           11/12/02            11/25/02
12/09/02               12/11/02           12/12/02            12/26/02
01/08/03               01/10/03           01/13/03            01/27/03
02/06/03               02/10/03           02/11/03            02/25/03
03/07/03               03/11/03           03/12/03            03/25/03
04/08/03               04/10/03           04/11/03            04/25/03
05/08/03               05/12/03           05/13/03            05/27/03
06/09/03               06/11/03           06/12/03            06/25/03
07/09/03               07/11/03           07/14/03            07/25/03
08/07/03               08/11/03           08/12/03            08/25/03
09/09/03               09/11/03           09/12/03            09/25/03
10/09/03               10/13/03           10/14/03            10/27/03
11/07/03               11/11/03           11/12/03            11/25/03
12/09/03               12/11/03           12/12/03            12/26/03

                           IMPORTANT TELEPHONE NUMBERS

To Obtain                                                    Call


Information Concerning Your Plan Account -
 EquiServe                                             1 (XXX) XXX-XXXX

Authorization and enrollment forms
 and Gift/Transfer Forms - EquiServe                   1 (XXX) XXX-XXXX

Information whether Requests for Waiver are
 being accepted; Price and Discount
 Information - CTS Treasury Department                 1 (219) 293-7511

Requests for Waiver - CTS Treasury Department          1 (219) 293-7511

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         "Forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act are contained in, or incorporated by reference into, this prospectus. Forward-looking statements are typically identified by the words "anticipate," "believe," "estimate," "expect," "project," "imply," "intend" and similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. Our actual operating results, liquidity and financial condition could be materially different from those contemplated by these forward-looking statements for various reasons, including risks associated with competitive factors and pricing pressures, shifts in market demand and general economic conditions, risks associated with our foreign operations and developments and other factors discussed below.

         We can not guarantee that the results and events contemplated by forward-looking information will in fact occur and you should not rely unduly on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements.

                          RISKS RELATED TO OUR BUSINESS

         Investing in our securities involves risks. Before making an investment you should read and carefully consider the risks and uncertainties described below. The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations.

WE MAY BE UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES WHICH COULD MAKE SOME OF OUR PRODUCTS OR PROCESSES OBSOLETE BEFORE WE REALIZE ON OUR INVESTMENT.

         The field of technology relating to our research and development activities has undergone rapid and significant technological development. Specifically, the market for products in the telecommunications industry is characterized by technological change, frequent new product introductions and enhancements, changes in customer requirements and emerging industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete and unmarketable before we can recover any or all of our research, development and commercialization expenses. The life cycles of our products are difficult to estimate.

         Our future success will depend upon our ability to develop and introduce new products and product enhancements on a timely basis that keep pace with technological developments and emerging industry standards and address increasingly sophisticated requirements of our customers. We cannot assure you that we will be successful in developing and marketing new products or product enhancements that respond to technological changes or evolving industry standards. Nor can we assure you that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products or product enhancements, or that our new products or product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If we are unable, for technological or other reasons, to develop and market new products or product enhancements in a timely and cost-effective manner, our business, financial condition and results of operations could be materially adversely affected.

IF WE ARE UNABLE TO MAINTAIN OUR EXISTING CUSTOMER BASE, OUR BUSINESS COULD SUFFER.

         A portion of our net sales are made directly to original equipment manufacturers. Our customer base is highly concentrated and, over the past three years, our top ten customers have accounted for a significant percent of our sales. The termination by one or more of these customers of its relationship with us could have a material adverse effect upon our revenues and our financial condition.

WE FACE RISKS RESULTING FROM THE GLOBAL ECONOMIC SLOWDOWN WHICH AFFECT OUR CREDIT FACILITY OBLIGATIONS.

         Many analysts have identified recessionary trends worldwide and are predicting a continued downturn in the U.S economy in the aftermath of the terrorist attacks on the World Trade Center and the Pentagon in September 2001. The global economic downturn is reflected in slowing demand in the CTS-served automotive, communication and computer markets. These served markets for our electronic components and assemblies have softened and may continue to soften. As a result, CTS revenue and earnings have been negatively affected and this softening demand may create pricing pressures which could further affect revenue and earnings.

     As a result of declining revenue and earnings, it is likely that we will be unable to comply with the covenants in our existing credit facilities in the fourth quarter of 2001 and that we will negotiate with our bank group to amend the credit facilities. Those amendments may result in higher interest rates and bank fees and the possible securitization of some of our assets. Renegotiation will also make business growth through acquisition less likely in the next few quarters.

         In the event that the Company is unable to renegotiate the terms of its existing credit facility on acceptable conditions, the Company will be required to seek alternative sources of financing including, but not limited to, the negotiation of a credit facility with a new bank group or the issuance of additional shares of common/preferred stock or debt instruments in public or private transactions.

WE FACE RISKS CONCERNING THE SUCCESS OF OUR RESTRUCTURING, CONSOLIDATION AND COST REDUCTION PLANS.

         During the second quarter of 2001, CTS recorded $14 million of restructuring and impairment charges relating to a plan to realign its operations. The plan was implemented during the second quarter of 2001. The plan was designed to permit us to operate more efficiently in the current environment and at the same time be well positioned when the economy improves.

         The restructuring plan is proceeding on schedule. The anticipated savings associated with the plan were based on revenue volumes expected at the time the plan was implemented. If the expected revenue volumes are not met during the next two fiscal years, some of the expected savings may be delayed or not achieved. Additional restructuring activities and related charges may be required in the event that the current business environment deteriorates further or the Company identifies other areas for costs savings.

WE FACE RISKS AS AN INTERNATIONAL COMPANY WITH NON-U.S. REVENUES.

         We are an international company and approximately 57% of our assets are located outside of the U.S. A substantial portion of these assets, other than cash and cash equivalents, cannot be readily liquidated and are exposed to the normal risks of international operations, including:
    - political and economic instability; - expropriation; - currency controls;
    - changes in government regulation; - exposure to different legal standards; and - fluctuations in exchange rates.

In addition, these same factors may also place us at a competitive disadvantage to some of our non-U.S. competitors.

WE FACE RISKS RELATING TO THE PROTECTION OF OUR INTELLECTUAL PROPERTY

         The success of our business depends, in part, upon our ability to protect trade secrets, copyrights, and patents, obtain or license patents and operate without infringing on the rights of others. We rely on a combination of trade secrets, copyrights, patents, nondisclosure agreements and technical measures to protect our proprietary rights in our products and technology. Such protection may not preclude competitors from developing products with features similar to our products.

         We believe that patents will play an increasingly important role in our commercial business. However, we cannot assure that any issued patent will provide us with any competitive advantages nor can we assure that the patents will not be challenged by third parties or that the patents of others will not adversely affect our ability to do business.

WE MAY BE UNABLE TO COMPETE EFFECTIVELY AGAINST LARGER COMPETITORS.

         We operate in a highly fragmented and competitive industry. Although no single competitor competes with us along all product lines, we compete with a variety of suppliers with different subsets of our products. Additionally, many of our customers are seeking to consolidate their business among one or more preferred or qualified suppliers. If any customer becomes dissatisfied with our prices, quality or timeliness of delivery, among other things, it could award future business or, in an extreme case, move existing business to our competitors. Moreover, some of our customers could choose to manufacture and develop particular components themselves rather than purchase them from us. We cannot assure you that our products will continue to compete successfully with our competitors' products, including original equipment manufacturers themselves, many of which are significantly larger and have greater financial and other resources.

DISRUPTIONS IN THE AUTOMOTIVE INDUSTRY COULD CAUSE THE LOSS OF ONE OR MORE OF OUR CUSTOMERS WHICH COULD HARM OUR BUSINESS.

         A significant market for our products is the automotive industry. The automotive industry is generally highly unionized and some of our customers have, in the past, experienced labor disruptions. The automotive industry is also cyclical in nature and subject to changes in general economic conditions. General economic and specific industry downturns, as well as a prolonged disruption in one more of our customers' production could have a negative impact on the market for our products and therefore could have a material adverse effect on our business and financial results.

ANTI-TAKEOVER PROVISIONS WOULD DETER OR PREVENT A CHANGE OF CONTROL.

         We are an Indiana corporation subject to Indiana state law. Some of these state laws could interfere with or restrict takeover bids or other change-in-control events affecting us. Also, there are provisions in our articles of incorporation, bylaws, and other agreements to which we are a party, which could delay, defer or prevent a change in control of CTS, even if a change in control would be beneficial to shareholders. We have opted out of Indiana's "control share acquisition" provisions, which restrict the voting rights of shares acquired in transactions which cause the beneficial owner of the shares to exceed specified ownership thresholds. We could, however, by action of the Board of Directors, elect to have those provisions apply. In addition, we have entered into a rights agreement which provides for a dividend of one right for each share of our common stock outstanding on September 10, 1998. The rights become exercisable upon the occurrence of specified events. The existence of the rights could also deter a takeover attempt.

         In addition, our articles of incorporation allow us to issue up to 75,000,000 shares of common stock and 25,000,000 shares of preferred stock without shareholder approval. The board of directors has the authority to determine the price and terms under which the additional common or preferred stock may be issued. Issuance of this common and preferred stock could make it more difficult for a third party to acquire control of CTS.

                                 USE OF PROCEEDS

    The net proceeds from the sale of the offered securities will be used for general corporate purposes, including repayment of debt, research and development and further investments in technology.

                              DESCRIPTION OF STOCK

         Our authorized capital stock is comprised of 100 million shares, consisting of 75 million shares of common stock and 25 million shares of preferred stock.

COMMON STOCK

    Our outstanding shares of common stock are traded on the New York Stock Exchange under the symbol "CTS." The registrar and transfer agent is EquiServe Trust Company N.A. The holders of our common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of our shareholders. Common shareholders are not entitled to preemptive rights and have no rights to convert their common stock shares into other securities of CTS or to have their shares redeemed by CTS.

         Upon satisfaction of our obligations to preferred shareholders, the common shareholders may receive dividends when declared by the board of directors. If we liquidate, dissolve or wind-up our business, holders of our common stock will share equally in the assets remaining after we pay all of our creditors and satisfy all our obligations to preferred shareholders.

                    INDIANA BUSINESS CORPORATION LAW AND THE
                  ARTICLES OF INCORPORATION AND BYLAWS GENERAL

    In general, our articles of incorporation and bylaws provide the following:

    - That the board of directors fix the number of directors within a specified range. At present we have eleven directors;

    - The existing directors will fill any vacancy or newly created directorship with any new director; and

    - Only the chairman of the board, the board of directors or the president can call a board of directors meeting.

    We are an Indiana corporation and we are subject to the Indiana Business Corporation Law. Under the laws of Indiana, the articles of incorporation can be amended only with the approval of our board of directors and our shareholders. Our bylaws provide that they cannot be amended without the approval of a majority of our board of directors.

    Provisions of the Indiana Business Corporation Law, of our articles of incorporation and bylaws and of the Rights Agreement dated as of August 28, 1998 and filed with the Securities and Exchange Commission as Exhibit 1 to our Form 8-K filed on September 1, 1998, may discourage or make more difficult the acquisition of control of CTS through a tender offer, open market purchase, proxy contest or otherwise. These provisions are intended to discourage or may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of CTS first to negotiate with us. Our management believes that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for many other publicly-held companies, provide benefits by enhancing our ability to negotiate with a person making an unfriendly or unsolicited proposal to take over or restructure CTS. We believe that these benefits outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

    Provisions of the Indiana Business Corporation Law, in addition to provisions of our articles of incorporation and bylaws, address corporate governance issues, including the rights of shareholders. Some of these provisions could hinder management changes while others could have anti-takeover effect. We have summarized the key provisions below. The descriptions are not complete. You should read the actual provisions of our articles and bylaws and the Indiana Business Corporation Law that relate to your individual investment decision.

                                RIGHTS AGREEMENT

    On August 28, 1998, our board of directors declared a dividend distribution of one "Right" for each share of our common stock outstanding on September 10, 1998. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement. Capitalized terms have been used in this section for your convenience and have the same meaning as specified in the Rights Agreement.

    The Rights are non-exercisable, non-transferable and non-separable from our common stock until the "distribution date" which occurs on the earlier of:

    - the public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our then outstanding common stock (the date of such public announcement being the "Share Acquisition Date") or

    - ten business days following the commencement of a tender offer or exchange offer by a person or group of associated or affiliated persons which would result in beneficial ownership by such person or group of 15% or more of our then outstanding common stock.

         In general, at any time prior to their expiration on August 27, 2008 or until the Share Acquisition Date, our board of directors may, in its discretion, redeem the Rights in whole, but not in part, at a price of $.01 per Right. The Rights Agreement currently provides that, under certain circumstances, the decision to redeem requires the concurrence of a majority of the directors that were members of our board of directors prior to August 28, 1998 or were recommended for or approved as a director by a majority of such directors and who is not an Acquiring Person or an associate, affiliate, representative or nominee of an Acquiring Person.

    Each share of Series A Junior Participating Preferred Stock, when issued, will be non-redeemable and entitled to cumulative dividends and will rank junior to any series of preferred stock senior to it. In connection with the declaration of a dividend on our common stock, a preferential dividend will be payable on the Series A Junior Participating Preferred Stock in an amount equal to the greater of:

    - $1.00 per share; and

    - an amount equal to 100 times the dividend declared on the common stock.

    Subject to customary anti-dilution provisions, in the event of liquidation, the holders of the Series A Junior Participating Preferred Stock will be entitled to a preferential liquidation payment equal to the greater of (a) 100 times the then applicable Purchase Price for the Rights and (b) an amount equal to 100 times the liquidation payment made on the common stock, if any.

    In the event, such an event is defined in the Rights Agreement as a "Flip-In Event," that

   - any person or group becomes an Acquiring Person,

   - any Acquiring Person or its affiliate or associate, directly or indirectly,

       (1) merges into or combines with us and we are the continuing or surviving corporation,

       (2) merges into or combines with any of our subsidiaries,

       (3) in one or more transactions, transfers cash, securities or other property to us in exchange for, or the right to acquire, our capital stock or that of any of our subsidiaries,

       (4) engages in certain transactions with us which are not at arm's length,

       (5) receives any compensation from us other than as a director or full-time employee, or

       (6) receives any financial assistance or tax credits or advantages from us or any of our subsidiaries, or

       (7) during such time as there is an Acquiring Person, there is a reclassification of our securities or we consummate a recapitalization or any other transaction,

which in each case has the effect of increasing by more than 1% the proportionate share of any Acquiring Person or any affiliate or associate thereof with respect to any class of our outstanding securities, each holder of a Right will have the right to receive, upon exercise, that number of shares of our common stock as equals the result obtained by

         - multiplying the Purchase Price by the number of one-hundredths of a share of Series A Junior Participating Preferred Stock for which a Right was exercisable prior to the triggering event, and

         - dividing that product by 50% of the market price per share of our common stock on the date the triggering event occurs.

In the event such an event is defined in the Rights Agreement as a "Flip-Over Event" that at any time after any person or group becomes an Acquiring Person,

         - we consolidate with or merge with or into any person and we are not the continuing or surviving corporation,

         - any person consolidates with or merges with or into us and we are the continuing or surviving corporation, but all or part of our common stock is changed or exchanged for stock or securities of any other person or cash or any other property, or

         - we sell or transfer, in one or more transactions, 50% or more of our assets or earning power to any person, each holder of a Right will have the right to receive, upon exercise, that number of shares of common stock as equals the result obtained by

         - multiplying the Purchase Price by the number of one-hundredths of a share of Series A Junior Participating Preferred Stock for which a Right was exercisable prior to the Share Acquisition Date, and

         - dividing that product by 50% of the market price per share of our common stock on the date the triggering event occurs.

         Each Right, when exercisable, currently entitles the registered holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at a purchase price of $125.00 per share. Upon the occurrence of a "Flip-In Event" or a "Flip-Over Event," all Rights held by any Acquiring Person or any of its affiliates or associates, or any transferee of any of them, will become null and void.

        In addition, at any time after the Distribution Date but prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of our then outstanding shares of common stock, we may exchange all or a portion of the Rights other than any Rights that have become void at an exchange ratio of one share of common stock per Right.

        The Rights may have certain anti-takeover effects, including deterring someone from acquiring control of CTS in a manner or on terms not approved by our board of directors. The Rights would not interfere with any merger or other business combination approved by our board of directors, because the Rights may generally be redeemed by us as described above or the Rights Agreement may be amended.

         On December 15, 2000, the Board of Directors of the Company authorized and directed management to determine an appropriate time frame within which to amend the Rights Agreement in order to delete the provisions that state that redemption of the rights, amendment to the Rights Agreement and certain other actions, if taken in the one-year period following the time that (a) any person or group acquired 15% or more of the Company's Common Stock or (b) certain changes occurred in the majority of the Company's Board of Directors, required the concurrence of a majority of those directors (i) that were members of the Company's Board of Directors before the adoption of the Rights Agreement (or directors who were nominated or approved by such persons) and (ii) who are not affiliated with, or representatives of, a holder of 15% or more of the Common Stock. On December 27, 2000, management determined the outside date for such action to be the date of the Company's Annual Meeting of Shareholders in 2002, which is scheduled for May 1, 2002.

                                BYLAW PROVISIONS

    Article XXI of our bylaws incorporates certain provisions of Chapter 23 of the Indiana Business Corporation Law, which provide that a corporation may adopt rights, options or warrants relating to any transaction or proposed transaction that would result in a change of control if consummated. Under the Indiana Business Corporation Law and our by-laws, our board of directors may, in such circumstances, include provisions requiring the approval of the "continuing directors" of the corporation for the redemption or exchange of the rights, options or warrants or the amendment of the corresponding contracts, warrants or instruments. The period requiring such approval may not exceed three years after the later of

         - the time that the "continuing directors" no longer constitute the majority of the directors of the corporation; or

         - there is an "interested shareholder."

    The Indiana Business Corporation Law permits a corporation to define a "continuing director" and an "interested shareholder." Under our bylaws, a "continuing director" is defined as a director who:

    - is not an "interested shareholder" or any affiliate, associate, representative or nominee of an "interested shareholder" or any affiliate thereof; and

    - is either a member of our board of directors as of the date of issuance of the rights, options or warrants or subsequently becomes a member of our board of directors if his or her election or nomination was approved or recommended by a majority of our board of directors (including a majority of continuing directors then on our board and excluding any member whose election resulted from any actual or threatened proxy or other election contest).

                              BUSINESS COMBINATIONS

    Chapter 43 of the Indiana Business Corporation Law prohibits certain "Business Combinations," including mergers, sale of assets, recapitalization and reverse stock splits with interested shareholders. Interested shareholders are holders of more than 10% of any class of a voting stock of a corporation. Transactions between a corporation and an interested shareholder requires approval in advance by a corporation's board of directors. In the absence of the board's approval, the disinterested shareholders must approve the transaction or the consideration received by disinterested shareholders in the transaction must at least equal the highest price paid for shares by the interested shareholder or the highest market value since the date on which the interested shareholders acquired his or her shares. In addition, the consideration must be in cash or the same form as the interested shareholder used to acquire the largest number of his or her shares.

    Chapter 42 of the Indiana Business Corporation Law also contains certain provisions regulating "control share acquisitions" which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Indiana to meet or exceed certain threshold voting percentages (20%, 33% or 50%). Shares acquired in a control share acquisition have no voting rights unless the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officers or employee-directors of the corporation. As permitted under the Indiana Business Corporation Law our bylaws opt out of Section 42 for all control share acquisitions after March 3, 1987. A majority of our board of directors may amend the bylaws so that Section 42 would apply, if consistent with the board's fiduciary responsibilities. The Indiana Business Corporation Law specifically authorizes directors, in considering whether an action is for the best interest of a corporation, to consider the effects of any corporate action on shareholders, employees, suppliers and customers of the corporation, communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. Under the Indiana Business Corporation Law, directors may be held liable for breaches of their duties as directors only if their actions constitute willful misconduct or if they recklessly disregard such duties.

                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The New York Stock Exchange also allows you to inspect and copy reports and information about CTS.

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference CTS' documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange of 1934 until we sell all of the securities.

    - Annual Report on Form 10-K for the year ended December 31, 2000;

    - Quarterly Report on Form 10-Q for the quarter ended April 1, 2001; and

    - Quarterly Report on Form 10-Q for the quarter ended July 1, 2001; and

You may request a copy of these documents at no cost by writing or telephoning us at the following address:

       CTS Corporation
       905 West Boulevard North
       Elkhart, Indiana 46514
       Attention: Investor Relations
       (219) 293-7511

We will not include exhibits to such documents, unless you specifically request them or such exhibits were specifically incorporated by reference.

    You should rely only on the information incorporated by reference or contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in the Prospectus is accurate as of any date other than its filing date.

                              PLAN OF DISTRIBUTION

         Subject to the discussion below, we will distribute newly issued or treasury shares of our common stock directly to participants under the Plan, rather than through an underwriter, broker or dealer. As a result, no brokerage commissions are incurred in connection with the purchases of such newly issued or treasury shares of common stock.

         In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of participants or other investors who may be engaged in the securities business.

         Persons who acquire shares of common stock through the Plan and resell them shortly after acquiring them, including to cover of short positions, may under certain circumstances be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to requests for waiver by such persons.

         From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any Waiver Discounts applicable to investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

         Our common stock may not be available under the Plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the common stock offered pursuant to this Prospectus have been passed upon for us by Richard G. Cutter III, Vice President, General Counsel and Assistant Secretary of CTS, who is eligible to participate in the Company's 1996 and 2001 Stock Plans.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, which will be described in an applicable prospectus supplement, are estimated as follows:

Securities and Exchange Commission registration fee ................8,525.00
Legal fees and expenses ............................................5,000.00
Accounting fees and expenses........................................2,500.00
Printing and engraving expenses.....................................3,000.00
Miscellaneous expenses(1)..........................................16,000.00

Total                                                              35,025.00
                                                                   =========
                            ------------------------

(1) Includes estimate of stock exchange listing fees, blue sky fees and expenses, NASD filing fees.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The following summary of the material provisions of CTS' bylaws relating to indemnification of directors and officers, CTS' articles of incorporation, CTS' indemnification agreements with officers and directors and the Indiana Business Corporation Law is not intended to be exclusive and is qualified in its entirety by such bylaws, articles of incorporation, indemnification agreements and statutes.

    CTS' bylaws provide that CTS shall indemnify its officers and directors to the fullest extent permitted by applicable law. Chapter 37 of the Indiana Business Corporation Law provides, in general, that each director and officer of a corporation may be indemnified against liabilities (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to CTS unless a court determines otherwise.

    The articles of incorporation provide that the personal liability of the directors of CTS will be eliminated to the fullest extent permitted by applicable law. The bylaws provide that no director of CTS will be personally liable to the corporation or its shareholders for monetary damages for any breach of his fiduciary duty as a director provided, however, that such provision does not apply to any liability of a director (a) for breach of fiduciary duty if such breach constitutes willful misconduct or recklessness or
(b) for the payment of distributions to shareholders in violation of Section 23-1-28-3 of the Indiana Business Corporation Law.

    Pursuant to separate indemnification agreements with CTS, each officer and director of CTS is indemnified from all liabilities arising out of the activities reasonably taken in the performance of their respective duties as officers and directors of CTS.

    CTS also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of CTS against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by CTS.

ITEM 16. EXHIBITS

See Exhibit Index.

ITEM 17. UNDERTAKINGS

    CTS hereby undertakes:

       (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(a)  To include any  prospectus  required by Section  10(a)(3) of the Securities
     Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this ___ registration ___ statement or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) To include any material ___ information ___ with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by CTS pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of CTS' Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of CTS pursuant to the foregoing provisions, or otherwise, CTS has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by CTS of expenses incurred or paid by a director, officer, or controlling person of CTS in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, CTS will, unless in the opinion of counsel for CTS the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elkhart, Indiana on October 23, 2001.

                                        CTS CORPORATION



                                        /s/____________________________
                                           Donald K. Schwanz
                                           President
                                           and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 23, 2001.

         Signature                                 Title

     /s/ Donald K. Schwanz         President, Chief Executive Officer
     Donald K. Schwanz             (principal executive officer) and Director

     /s/ Vinod M. Khilnani         Senior Vice President and
     Vinod M. Khilnani             Chief Financial Officer
                                   (principal financial officer
                                   and principal accounting officer)

    /s/ Jeannine M. Davis          Executive Vice President
    Jeannine M. Davis              Administration, Secretary
                                  and Director

    /s/ Joseph P. Walker           Chairman of the Board of
    Joseph P. Walker               Directors

   /s/ Walter S. Catlow            Director
   Walter S. Catlow

   /s/ Lawrence J. Ciancia         Director
   Lawrence J. Ciancia

   /s/ Thomas G. Cody              Director
   Thomas G. Cody

   /s/ Gerald H. Frieling, Jr.     Director
   Gerald H. Frieling,

   /s/ Roger R. Hemminghaus        Director
   Roger R. Hemminghaus

   /s/ Michael A. Henning          Director
   Michael A. Henning

   /s/ Randall J. Weisenburger     Director
   Randall J. Weisenburger

   /s/ Robert A. Profusek          Director
   Robert A. Profusek

            The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named persons.

                                               /s/ Richard G. Cutter
                                               By:  Richard G. Cutter
                                                    Attorney in Fact

                                INDEX TO EXHIBITS


       EXHIBIT
         NO.                             DESCRIPTION
---------------------         -----------------------------------

         4.1                  __________________ __________________ Amended and
                              Restated Articles of Incorporation (incorporated by reference to Exhibit 5 to CTS' Current Report on Form 8-K filed with the Commission on September 1, 1998)

         4.2                  __________________ Bylaws (incorporated by
                              reference to Exhibit 4 to CTS' Current Report on Form 8-K filed with the Commission on September 1,
                              1998)

         5.1 Opinion of Richard G. Cutter, III, Vice President, General Counsel and Assistant Secretary

        23.1                  Consent of Independent Accountants

        23.2                  Consent of Richard G. Cutter, III

        23.3                  (included in 5.1)

        24.1                  Powers of Attorney

                                   EXHIBIT 5.1

                                 CTS CORPORATION
                            905 West Boulevard North
                             Elkhart, Indiana 46514

                                October 23, 2001

CTS Corporation
905 West Boulevard North
Elkhart, Indiana 46514

       Re: Registration Statement on Form S-3

Ladies and Gentlemen:

    I am General Counsel, Assistant Secretary and a Vice President of the Company and have acted as counsel to CTS Corporation, an Indiana corporation (the "Company"), in connection with the Registration on Form S-3 of 2,000,000 shares of common stock of the Company ("the Shares") to be sold by the Company through the Direct Stock Purchase Plan (the "Plan").

            As General Counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company, and upon examination of the law and pertinent documents, that the shares when issued and sold pursuant to the Plan, will be validly issued, fully paid and nonassessable.

    I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me in the Prospectus under the caption "Legal Matters."

                                             Very truly yours,

                                             /s/ Richard G. Cutter, III
                                             Vice President, General Counsel
                                             and Assistant Secretary

                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 22, 2001 relating to the financial statements and financial statement schedule, which appears in CTS Corporation's Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/
PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois

October 23, 2001

                                  Exhibit 24.1

                                POWER OF ATTORNEY

By signing below, I hereby constitute and appoint Richard G. Cutter, my true and lawful attorney and agent to do any and all acts and things and to execute any and all instruments in my name and behalf in my capacities as director and/or officer of CTS Corporation, an Indiana corporation (the "Company"), which said attorney and agent may deem necessary or advisable or which may be required to enable the Company to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with a Registration Statement on Form S-3 (or any other appropriate form) including but without limiting the generality of the foregoing, the power and authority to sign for me, in my name and behalf in my capacities as director and/or officer of the Company (individually or on behalf of the Company), such Registration Statement and any and all amendments and supplements thereto, and to file the same, with all exhibits thereto and other instruments or documents in connection therewith, with the Securities and Exchange Commission, and hereby ratify and confirm all that said attorneys and agents, or any of them, may do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, I have executed this Power of Attorney as of October 17, 2001.



 /S/ Joseph P. Walker                         /S/ Donald K. Schwanz
 --------------------                         ---------------------
 Joseph P. Walker                             Donald K. Schwanz


 /S/ Walter S. Catlow                         /S/ Lawrence J. Ciancia
 --------------------                         -----------------------
 Walter S. Catlow                             Lawrence J. Ciancia


 /S/ Thomas G. Cody                           /S/ Jeannine M. Davis
 ------------------                           ---------------------
 Thomas G. Cody                               Jeannine M. Davis


 /S/ Gerald H. Frieling, Jr                   /S/ Roger R. Hemminghaus
 --------------------------                   ------------------------
 Gerald H. Frieling, Jr.                      Roger R. Hemminghaus


 /S/ Michael A. Henning                       /S/ Robert A. Profusek
 ----------------------                       ----------------------
 Michael A. Henning                           Robert A. Profusek


/S/ Randall J. Weisenburger                   /S/Vinod M. Khilnani
 ---------------------------                  --------------------
Randall J. Weisenburger                       Vinod M. Khilnani



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